Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-ca.com Website: www.onestop-ca.com

 Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of JX Luxventure Limited (formerly known as “KBS Fashion Group Limited”) of our report dated May 13, 2022, relating to the consolidated financial statements of JX Luxventure Limited (formerly known as “KBS Fashion Group Limited”) as at and for the year ended December 31, 2021, which appear in the Annual Report on Form 20-F of JX Luxventure Limited (formerly known as “KBS Fashion Group Limited”) for the year ended December 31, 2021.

/s/ Onestop Assurance PAC

OneStop Assurance PAC

Singapore

July 13, 2022